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                                                                    EXHIBIT 99.1

Press Release

           ZONAGEN UPDATES VASOMAX MECHANISTIC BROWN FAT IN RATS STUDY

THE WOODLANDS, Texas--(BW HealthWire)--Dec. 14, 2001--Zonagen, Inc. (Nasdaq:ZONA
- news; PCX:ZNG) announced today that the preliminary interim results from the gross necropsies of both old and young rats exposed to various doses of phentolamine suggests that phentolamine does not induce or promote brown fat proliferations in the rat. No gross brown fat proliferations were observed during the entire one-year period that the animals were administered the drug. This study was initiated in November of 2000 in an attempt to resolve the FDA's concerns regarding the appearance of brown fat proliferations in a prior two-year rat study. As a result of those findings, the FDA placed Vasomax(R) on clinical hold in the U.S., which was subsequently upgraded to a partial clinical hold. Vasomax(R) is Zonagen's oral therapy for the treatment of erectile dysfunction. The current mechanistic study was designed with the intention of resolving the FDA's concerns, hopefully resulting in a lifting of the partial clinical hold. The final assessment of the data from the study will take several more months. Zonagen plans to submit the final results to the FDA during the middle of 2002.

Joseph S. Podolski, President and CEO of Zonagen, said, "We are satisfied with the interim results of the mechanistic study. However, it is important to exercise caution in interpreting the effect this interim outcome will have on the overall assessment by the FDA. Once the study is finalized, we will work with our consultants to present a scientifically accurate interpretation of the overall results. At that time, we can fully appreciate the impact that the data will have on the clinical hold on Vasomax(R) in the U.S."

Zonagen, Inc. is engaged in the development of pharmaceutical products for the reproductive system, including sexual dysfunction, vaccine adjuvants, products for fertility and female health as well as urological applications, specifically prostate cancer.

Any statements that are not historical facts contained in this release such as interpretation of data and potential approval of phentolamine for use in the United States or elsewhere, are forward-looking statements that involve risks and uncertainties, including but not limited to those relating to the uncertainties involving the Company's early stage of development, clinical trial results and FDA approval in the U.S. and approval of regulatory authorities in other jurisdictions, substantial dependence on one product, history of operating losses, future capital needs and uncertainty of additional funding, uncertainty of protection for patents and proprietary technology, litigation, governmental regulation, limited sales and marketing experience and dependence on collaborators, manufacturing uncertainties and reliance on third parties, competition and technology change, product liability and availability of insurance, and other risks identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.

Contact:
     Zonagen, Inc., The Woodlands
     Joseph S. Podolski, 281/719-3447